Exhibit 10.1

HYPERSCALE DATA, Inc.

Amendment To

Amended and Restated Convertible Promissory Note

This amendment (the “Amendment”), dated as June 3, 2025 to the Amended and Restated Convertible Promissory Note dated February 25, 2025 (the “Note”), issued to Esousa Group Holdings LLC (“Esousa”) by Hyperscale Data, Inc. (“HDI”) in the original principal amount of $3.5 million. All capitalized terms in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Note.

WHEREAS, the Maturity Date of the Note was May 15, 2025.

WHEREAS, HDI and Esousa desire to amend the Note in certain respects to extend the Maturity Date to June 30, 2025.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Section 24(n) of the Note is hereby deleted and replaced in its entirety by the following:

“(n)       ‘Maturity Date’ shall mean June 30, 2025.”

2.       6.       Notwithstanding the date of execution hereunder, this Amendment shall be deemed effective as of May 15, 2025, and Esousa confirms and acknowledges that no Event of Default occurred under the Note as a result of any lapse of time between May 15, 2025 and the date of execution of this Amendment.

3.       This Amendment shall be binding on the Holder and all of its successors, heirs, personal representatives and assigns and permitted transferees.

4.       Except as amended hereby, the Note shall remain unmodified and is hereby ratified in all respects.

5.       This Amendment may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Agreed this 3rd day of June, 2025.

HYPERSCALE DATA, INC.		ESOUSA GROUP HOLDINGS LLC

By:		By:
	William B. Horne Chief Executive Officer		Michael Wachs Managing Member